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                                                                     EXHIBIT 5.2

                         [MAPLES and CALDER Letterhead]


                                                                   4 March, 2002


To: FCX Investments Ltd
4th Floor, Harbour Centre
PO Box 613
George Town
Grand Cayman, Cayman Islands
British West Indies

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans
Louisiana 70112

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
North Tower
World Financial Center
New York, New York 10281



Dear Sirs:

RE:      FCX INVESTMENT LTD (THE "COMPANY")


We have acted as counsel as to Cayman Islands law to the Company in connection with the issuance and sale by the Company and Freeport-McMoRan Copper & Gold Inc. (the "Issuer" and, together with the Company, the "CO-ISSUERS") of 8 1/4% Convertible Senior Notes Due 2006 (the "NOTES") pursuant to an indenture (the "INDENTURE") dated as of 7 August, 2001 by and among the Company, the Issuer and The Bank of New York, as trustee (the "TRUSTEE"), and a purchase agreement dated as of 1 August, 2001 (the "PURCHASE AGREEMENT") by and among the Company, the Co-Issuer and Merrill Lynch & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "INITIAL PURCHASER"). We have reviewed, inter alia, originals or final drafts of the following documents:-

(A) the Certificate of Incorporation and the amended and restated Memorandum and Articles of Association of the Company as registered on 29 June, 2001;


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                                      -2-


To: Merrill Lynch & Co. Merrill Lynch,
Pierce, Fenner & Smith Incorporated et al
RE: FCX INVESTMENT LTD.                                            4 MARCH, 2002


(B) the written resolutions of the Sole Director of the Company passed on 30 July, 2001 and 1 August, 2001, the minutes of a meeting of the Board of Directors held on 31 July, 2001 and the corporate records of the Company provided to us by U.S. Counsel to the Issuer and the registered office of the Company;

(C)      the Indenture;

(D)      the Purchase Agreement;

(E) the Registration Rights Agreement dated as of 7 August, 2001 (the "REGISTRATION RIGHTS AGREEMENT") among the Co-Issuers and the Initial Purchaser;

(F) the Pledge Agreement dated as of 7 August, 2001 (the "PLEDGE AGREEMENT") among the Co-Issuers, the Trustee and The Bank of New York, as collateral agent (the "COLLATERAL AGENT");

(G) the Offering Memorandum issued by the Co-Issuers in relation to the Notes (the "OFFERING MEMORANDUM"); and

(H) a Certificate from a Director of the Company in the form annexed hereto (the "DIRECTOR'S CERTIFICATE").

The documents in paragraph (C) - (F) above are referred to herein as the Agreements.

The following opinion is given only as to circumstances existing on the date hereof and known to us and as to the laws of the Cayman Islands as the same is in force at the date hereof. In giving this opinion, we have relied upon the accuracy of the Director's Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:-

(a) the Agreements and the Notes have been or, as the case may be, will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(b) the choice of the laws of the State of New York as the governing law of the Agreements has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);



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                                      -3-


To:  Merrill Lynch & Co. Merrill Lynch,
Pierce, Fenner & Smith Incorporated et al
RE: FCX INVESTMENT LTD.                                            4 MARCH, 2002


(c) copy documents or the forms of documents provided to us are true copies of, or in the final forms of, the originals;

(d)      the genuineness of all signatures;

(e) the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Agreements and the Notes;

(f) the Notes will be duly completed, executed and authenticated and delivered in accordance with, and as contemplated by, the provisions of the Indenture;

(g) that all preconditions to the obligations of the parties to the documents have been satisfied or duly waived and there has been no breach of the terms of the said documents; and

(h) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

Based upon and subject to the foregoing and having regard to such legal considerations as we deem relevant, we are of the opinion that as of 7 August, 2001:-

1. The Company has been duly incorporated for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

2. The Company has full power and authority under its Memorandum and Articles of Association to conduct its business as described in the Offering Memorandum to enter into and execute and perform its obligations under the Agreements and the Notes.

3. The execution of the Agreements and the Notes by the Company and the performance of its obligations thereunder and the performance by the Company of its obligations in respect of the Notes do not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and, to the best of our knowledge, do not conflict with or result in a breach of or constitute a default under any existing published order or decree of any governmental authority or agency or any official body in the Cayman Islands.

4. The Company has an authorised share capital of U.S. $50,000 divided into 50,000 shares of a nominal par value of U.S. $1.00 each. Based solely on our inspection of the register of members and in reliance upon the Director's Certificate, the issued share capital was



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To:  Merrill Lynch & Co. Merrill Lynch,
Pierce, Fenner & Smith Incorporated et al
RE: FCX INVESTMENT LTD.                                            4 MARCH, 2002


         100 shares which was registered in the name of the Issuer and are duly issued, fully paid and non-assessable.

5. The execution, delivery and performance of the Agreements have been duly authorised by and on behalf of the Company.

6. The execution, delivery and performance of the Notes have been duly authorised by and on behalf of the Company.

7. No authorisations, consents or approvals are required from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with the creation, offering, issue or delivery of the Notes, or the execution or delivery of the Agreements or the performance by the Company of its obligations under any of them.

8. The courts of the Cayman Islands will observe and give effect to the choice of the law of the State of New York as the governing law of the Agreements and the Notes.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise or with regard to the commercial terms of the said documents.

This opinion, although addressed to you, may be relied upon by your legal advisers (but in that capacity only). This opinion may not be disclosed to or relied upon by any other person(s) without our prior written consent.

                                       Yours faithfully,

                                       /s/ MAPLES and CALDER



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                                                         EXHIBIT 5.2 (CONTINUED)

                               FCX INVESTMENT LTD
                                 P.O. Box 613 GT
                          Grand Cayman, Cayman Islands
                               British West Indies

                                                                  7 August, 2001

To:      Maples and Calder
         P.O. Box 309 GT
         Grand Cayman
         Cayman Islands
         British West Indies


Dear Sirs,

                       FCX INVESTMENT LTD (the "COMPANY")

I, Richard C. Adkerson, being sole director of the Company, am aware that you are being asked to provide a legal opinion (the "OPINION") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles of Association of the Company as adopted or registered on 29 June, 2001 remain in full force and effect and are unamended.

2 The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Agreements.

3 The minutes of the meeting of the board of directors held on 31 July, 2001 (the "MEETING") are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout. The written resolutions (the "RESOLUTIONS") of the sole director dated 30 July and 1 August, 2001 were signed by the sole director in the manner prescribed in the Articles of Association of the Company pursuant to which, inter alia, the Agreements were approved.

4 The authorised share capital of the Company is US$50,000 divided into 50,000 shares of US$1.00 par value each. The issued share capital of the Company is 100 shares of US$1.00 each, which have been issued and are fully paid up.

5 The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Agreements.



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                                       2


6 The Resolutions and resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7 The sole director of the Company at the date of the Meeting/Resolutions and at the date hereof was and is as follows: Richard C. Adkerson

8 The Minute Book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

9 Prior to, at the time of, and immediately following execution of the Agreements the Company was able to pay its debts as they fell due and entered into the Agreements for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10 The sole director considers the transactions contemplated by the Agreements to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of this Opinion.

11 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

12 The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.




                             Signature:     /s/ Richard C. Adkerson
                                            ------------------------------------
                                            Richard C. Adkerson